Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in amendment No. 1 to this Registration Statement of Tonix Pharmaceuticals Holding Corp. on to Form S-1 (No 333-227967), to be filed on or about November 2, 2018 of our report dated March 9, 2018, on our audit of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 9, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

November 2, 2018